Exhibit 99.1

PARC TECHNOLOGIES LIMITED

RULES

of the

PARC TECHNOLOGIES PREFERENCE SHARE OPTION PLAN

(Adopted by resolution of the Board on 5 July 2004)

Eversheds LLP

Solicitors

Colmore Row

Birmingham

B3 3AL

Tel: 0121 232 1000

Fax: 0121 232 1900

CONTENTS

Rule no.	Title

1	Interpretation

2	Board may grant options

3	Restrictions on the granting of options

4	Grant of options

5	Exercise condition

6	Exercise of options

7	Restrictions upon the exercise of options and lapse of options

8	Cessation of employment

9	Change in control

10	Costs

11	Administration

12	General

13	Amendments to these rules

RULES

of the

PARC TECHNOLOGIES PREFERENCE SHARE OPTION PLAN

(Adopted on 5 July 2004)

1.	INTERPRETATION

In these rules:

1.1	the following expressions have the following meanings unless inconsistent with the context:

Expression	Meaning

“the Board”	The board of directors for the time being of the Company or the directors present at a duly convened meeting of the directors or a duly appointed committee of the board of directors at which a quorum is present

“the Company”	Parc Technologies Limited (registered number 3478028)

“Control”	The meaning given to that expression by Section 840 of the Taxes Act and “Controlled” will be construed accordingly

“Date of Grant”	In respect of any Option the date upon which that Option is granted by the Company, being the date upon which the Option Agreement in respect that Option is delivered by the Company as a deed as provided in rule 4.4

“Employee”	An individual who is in the employ of any member of the Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

“the Group”	The Company and all of the Subsidiaries for the time being or where the context so requires any one or more of them

“Issue or Reorganisation”	Any capitalisation issue or rights issue (other than an issue of shares pursuant to the exercise of an option given to the shareholders of the Company to receive shares in lieu of dividend) or rights offer or any other variation in the share capital of the Company including (without limitation) any consolidation, sub-division or reduction of capital of the Company

“Option”	A right to acquire Shares granted to an Employee in pursuance of the Plan and for the time being subsisting or, where the context so requires, a right to acquire Shares so to be granted and “Options” will be construed accordingly

“Option Agreement”	An agreement in respect of an Option as referred to in rule 4.4

“Option Holder”	A person holding an Option and where the context so requires the legal personal representatives of such person and “Option Holders” will be construed accordingly

“Option Price”	In respect of an Option the price payable by the Option Holder for each Share over which such Option is granted as determined in accordance with rule 4 (subject to adjustment pursuant to the terms of the relevant Option Agreement) provided that where an Option is to subscribe for Shares the price will not be less than the nominal value of a Share at any time

“the Plan”	The Parc Technologies Preference Share Option Plan established by the adoption of these rules and as from time to time amended in accordance with the provisions of these rules

“Shares”	Fully paid preference shares of 1 penny each in the capital of the Company or, as the context may require, shares for the time being representing the same in consequence of any Issue or Reorganisation and “Share” will be construed accordingly

“Subsidiary”	Any subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 over which the Company has Control

“Taxes Act”	The Income and Corporation Taxes Act 1988

1.2	references to any statutory provisions will be construed as including references to any earlier or subsequent statutory provisions in force at any time prior to the relevant date which they have, or by which they have been, directly or indirectly amended or replaced;

1.3	any reference to a rule is a reference to one of these rules; and

1.4	any reference to the masculine will include the feminine as the context admits or requires.

2.	BOARD MAY GRANT OPTIONS

The Board is empowered with effect from the time of adoption of the Plan to grant Options to Employees in accordance with these rules.

3.	RESTRICTIONS ON THE GRANTING OF OPTIONS

No Option may in any circumstances be granted more than six months after the date of adoption of the Plan.

4.	GRANT OF OPTIONS

4.1	Subject to rule 3 the Board may if in its absolute discretion it so decides grant an Option to an Employee.

4.2	Subject as otherwise provided in these rules the Board will have absolute discretion in determining (inter alia):

4.2.1	when to grant Options;

4.2.2	to whom to grant Options;

4.2.3	the number of Shares over which the Option is to subsist; and

4.2.4	the method of determining the Option Price in relation to each Option.

4.3	No person will be entitled as of right to be granted any Option.

4.4	Each Option will be granted by the execution and delivery as a deed of an Option Agreement entered into between the Company and the Option Holder which will not become effective until executed both by the Option Holder and on behalf of the Company. Each Option Agreement will be in such form as the Board may from time to time determine, specifying (inter alia) the following:

4.4.1	the Date of Grant of the Option;

4.4.2	the number of Shares over which the Option subsists;

4.4.3	the Option Price in relation to the Option; and

4.4.4	any exercise condition that has been applied to the Option in accordance with rule 5.

4.5	An Option Agreement may, at the discretion of the Board, contain a provision which disapplies or waives any of the rules of this Plan in the case of the Option Holder to whom that agreement applies.

4.6	In the event of any Option Holder losing his Option Agreement the Board will as soon as reasonably practicable after receipt of notice of such loss together, if it so requires, with an indemnity from the Option Holder in respect of any liability of the Company arising as a consequence of such loss (in such form as the Board may request) provide the Option Holder with a copy of such Option Agreement and any reference in these rules to an Option Agreement will include a reference to such copy. Where an Option is exercised in part the Board will, at its discretion, endorse the Option Agreement as to such partial exercise.

5.	EXERCISE CONDITION

The Board may determine that an Option should become exercisable in two or more portions in respect of the number of Shares and at the times specified in the relevant Option Agreement.

6.	EXERCISE OF OPTIONS

6.1	The terms and conditions governing the exercise of an Option and the formalities for exercise will be specified in the relevant Option Agreement.

6.2	While any Option remains unexercised in whole or in part and has not lapsed the Company will keep available sufficient unissued Shares and/or ensure that it has made arrangements to procure the transfer of sufficient issued Shares to satisfy in full all such Options to the extent they have not been exercised.

6.3	The Option Holder shall indemnify the Company, his or her employer and any other person in respect of any amounts for which the Company, his or her employer or any other person is obliged to account under the Pay-As-You-Earn system or in respect of employee’s National Insurance Contributions arising from the exercise of the Option in such form as the Option Administrator may reasonably require. It is a condition of the exercise of the Option that the Option Holder agrees to be responsible for paying any secondary Class 1 National Insurance Contributions (otherwise known as employer’s National Insurance Contributions) arising from the exercise of the Option. The Option Administrator may make such regulations as it considers desirable to ensure the receipt of such amounts including, but not limited to, retaining the power to sell sufficient of the Option Shares which would otherwise have been received by the Option Holder in order to discharge the relevant liability (after deduction of relevant expenses).

6.4	It is a condition of the exercise of an Option that, if so requested by the Company at the time of exercise, an Option Holder will enter into an election in a form approved by the Company in respect of the Option Shares under section 431 of the Income Tax (Earnings and Pensions) Act 2003 (relating to the acquisition of “restricted shares”).

7.	RESTRICTIONS UPON THE EXERCISE OF OPTIONS AND LAPSE OF OPTIONS

All restrictions applying to the exercise of Options will be set out in the relevant Option Agreement.

8.	CESSATION OF EMPLOYMENT

All provisions governing the exercise and/or lapse of Options in the event that an Option Holder ceases to be an Employee will be set out in the relevant Option Agreement.

9.	CHANGE IN CONTROL

All provisions relating to the exercise and/or lapse of Options in the event of change of Control of the Company will be set out in the relevant Option Agreement.

10.	COSTS

Any costs relating to the introduction and administration of the Plan will be payable by the Company.

11.	ADMINISTRATION

11.1	The Board will have power from time to time to make and vary such regulations (not being inconsistent with these rules) for the implementation and administration of the Plan as it thinks fit.

11.2	Any notice given by an Employee or an Option Holder to the Company in pursuance of the Plan must be given in writing and signed by the Employee or Option Holder as the case may be and will be acted upon by the Company as soon as practicable after receipt provided that the Company may in its absolute discretion act on instructions given or purporting to be given by electronic mail or facsimile and will not be responsible for any loss whatsoever occasioned by so acting. Any such notice will be properly given if sent by post to or delivered to the Secretary of the Company at its registered office.

11.3	The Company will make returns of all Options granted and exercised and will provide such other information relating to Option Holders as may be from time to time required by the Inland Revenue.

12.	GENERAL

12.1	The decision of the Board in any dispute or question concerning the construction or effect of the Plan or any other questions arising in connection with the Plan will be final and conclusive.

12.2	The Board may at any time resolve to terminate the Plan in which event no further Options will be granted but the provisions of the Plan will in relation to Options then subsisting continue in full force and effect.

12.3	Notwithstanding any other provision of these rules:

12.3.1	the Plan will not form any part of any contract of employment between the Company or any Subsidiary and any employees of any of those companies, and it will not confer on any such employees any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any Subsidiary;

12.3.2	the benefits to Employees under the Plan will not form any part of their wages or remuneration or count as pay or remuneration for pension fund or other purposes;

12.3.3	in no circumstances will any Employee on ceasing to hold the office or employment by virtue of which he is or may be eligible to participate in the Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

12.4	By accepting the grant of an Option and not renouncing it, an Option Holder will be deemed to have agreed to the foregoing provisions of this rule 12.

13.	AMENDMENTS TO THESE RULES

These rules may be amended by resolution of the Board from time to time in any manner subject to the following provisions:

13.1	No amendments will be effective to abrogate or alter adversely any rights then subsisting of Option Holders except with such consent or sanction on the part of the Option Holders as would be required under the provisions of the Company’s Articles of Association if the Options constituted a single class of capital (or, where the Board deems it appropriate, two or more classes of capital according to the periods, as determined by the Board, in which the Dates of Grant fall) and as if such provisions applied mutatis mutandis to such class or classes of capital.

13.2	These Rules may be amended by resolution of the Board to provide for the collection or re-imbursement of amounts in respect of which Option Holders are obliged to account to the Company or their employer(s) under the terms of the indemnity contained in rule 6.3, provided that any such amendment will apply equally to Options granted but not exercised prior to the date of such amendment as to Options granted after that date.